Exhibit 10.6

Oportun Financial Corporation
1825 South Grant Street, Suite 850 San Mateo, CA 94402

April 4th, 2026
Re: Office of CEO Employment Terms Dear Kate,
On behalf of Oportun Financial Corporation (the “Company”), I am pleased to confirm the terms of your employment as a member of the Company’s joint Office of the Chief Executive Officer (the “Office of the CEO” and each member serving in such capacity, an “Interim Co-CEO”). Where appropriate, the term “Company” includes the subsidiaries of the Company. Such terms are as follows:
1.Duties and Position as Interim Co-CEO. As of April 4, 2026 (the “Appointment Date”), you have been appointed to serve as a member of Office of the CEO reporting directly to the Company’s Board of Directors (the “Board”). You will render such business and professional services in the performance of your duties as will reasonably be assigned to you by the Board and as are consistent with the positions at the Company in which you serve. In addition to your role as Interim Co-CEO, you will continue in your current role as the Company’s Chief Legal Officer and continue to perform the duties of such position (the “Current Position”). The terms of your employment and compensation in the Current Position shall remain unchanged.
2.Interim Period. Your employment in the role of Interim Co-CEO commences as of the Appointment Date and will continue until the earlier of (i) the effective date of the appointment of a Chief Executive Officer of the Company, on a permanent basis; (ii) a date determined by the Board in its discretion; and (iii) the date your employment with the Company ceases for any reason, including your resignation (such period of time that you actually serve as the Interim Co-CEO, the “Interim Period”).
3.Employment Terms. During the Interim Period, and except as noted herein, your employment with the Company will continue to be governed by the terms and conditions of the Letter Agreement entered into between you and the Company dated April 4, 2026, as may have been amended from time to time (the “Employment Agreement”), including with respect to your base salary and bonus opportunity in your Current Position and your at-will employment status.

4.Compensation During Interim Period. You will receive the following compensation for your services as Interim Co-CEO during the Interim Period: effective as of the Appointment Date, your monthly base salary in your Current Position will be increased by $35,000 (the “Interim Salary Increase”), subject to normal payroll deductions and required withholdings, and subject to adjustment by the Board or its Compensation and Leadership

Oportun, Inc.
1825 South Grant Street, Suite 850, San Mateo, CA 94402

Committee (the “Committee”) in its discretion. The Interim Salary Increase shall be payable in accordance with the Company’s normal payroll process and shall be pro-rated for any partial month of your service during the Interim Period. The Interim Salary Increase shall not be taken into account for purposes of calculating your annual incentive bonus, if any, unless otherwise determined by the Board or Committee.

Your participation in the Company’s Executive Severance and Change in Control Policy, as it may hereinafter be amended (the “Severance Policy”) as a Tier I Participant (as defined in the Severance Policy) will continue in accordance with the terms and conditions of the Severance Policy and shall not be changed to a CEO-level participant as a result of your appointment as Interim Co-CEO, nor will the Interim Salary Increase be included in your “Base Salary” and “Target Bonus”(or similar terms) for purposes of calculating severance benefits under the Severance Policy. You agree that none of the terms described in this Agreement will constitute or contribute in any way toward grounds for you to resign for “Good Reason” for purposes of the Severance Policy or otherwise, including, without limitation, in connection with the completion of the Interim Period, your reinstatement to the roles you held with the Company as of immediately prior to the Interim Period, or the reinstatement of your authority, duties and responsibilities, your compensation or such other compensation and benefits, in each case to at least such levels in effect immediately prior to the Interim Period (as may be further modified in accordance with the Employment Agreement or by mutual written agreement between you and the Company) or any decision by the Board to end the Interim Period pursuant to this Agreement.

5.Completion of Interim Period. Upon completion of the Interim Period, you will be deemed to have resigned from your role as Interim Co-CEO (and any other role with the Company or any of its subsidiaries to which you were appointed while Interim Co-CEO, as applicable) and agree to execute, at the Board’s request, any documents reasonably necessary to reflect such resignations.

6.At-Will Employment. Your employment with the Company will continue to be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever by notifying the Company pursuant to terms set forth below. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

Notwithstanding the above or pursuant to any other employment document or policy of the Company to which you are subject, during the time that are you are serving as Interim Co-CEO, you shall provide the Company with no less than 60 days prior written notice of your intent to resign from, or otherwise terminate employment with, the Company. You acknowledge that this notice period is of the essence to this Agreement and is essential to ensure continuity of operations at the Company and ensure that the Company’s financial operations continue without disruption or detriment to the Company. You agree to fully cooperate in the transition of duties during such period. You acknowledge that the Company

Oportun, Inc.
1825 South Grant Street, Suite 850, San Mateo, CA 94402

shall be entitled to initiate legal action to recover any and all such damages if you breach your obligations under this Section 6. The Company may, in its sole discretion, waive all or any portion of the notice period such that your termination date becomes effective on any date during the notice period, provided that such waiver shall not be construed as a breach of this Agreement or entitle you to additional compensation unless otherwise required by applicable law. Any resignation that is accelerated by the Company shall continue to be construed as a resignation and not as a termination of employment.

7.Continued Compliance With Agreements. You shall continue to comply with the Company’s policies and procedures, as adopted or modified by the Company and communicated in writing (including electronically) from time to time. Further, you remain subject to the terms of your Proprietary Information and Inventions Agreement with the Company dated April 4, 2026, your Mutual Agreement to Arbitrate between you and the Company dated April 4, 2026, and you will also continue to be entitled to indemnification in accordance with the Company’s bylaws and the terms of any valid indemnification agreement between you and the Company.

8.Other Terms. The terms of this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written, regarding the terms of your employment as Interim Co-CEO. This Agreement will be governed by and construed in accordance with the laws of the State of California. This Agreement may not be amended, modified or waived (except with respect to changes that are reserved in this Agreement to the discretion of the Company or the Board) unless agreed to by you and the Company (with such agreement reflected in a writing signed by you and a member of the Board acting with the authority of the Board). The invalidity of any provision of this Agreement will not affect the validity of any other provision of this Agreement. This Agreement and any other related agreement between you and the Company may be delivered in counterparts via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

*    *    *

Oportun, Inc.
1825 South Grant Street, Suite 850, San Mateo, CA 94402

Please confirm your acceptance of these terms by signing and dating this Agreement. Sincerely,
Oportun Financial Corporation

/s/ Mohit Daswani
Mohit Daswani
Chair of the Compensation and Leadership Committee of the Board of Directors of Oportun Financial Corporation

Agreed and Accepted:

/s/ Kathleen Layton
Kathleen Layton Date: 4/7/2026

4
Oportun, Inc.
1825 South Grant Street, Suite 850, San Mateo, CA 94402